SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)*

WELLS FARGO & COMPANY

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

949746 10 1

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 949746 10 1	13G	Page 2 of 58 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 311,407,068 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 311,407,068 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 311,407,068 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 949746 10 1	13G	Page 3 of 58 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 311,407,068 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 311,407,068 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 311,407,068 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.4%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 4 of 58 Pages

1	NAME OF REPORTING PERSON OBH, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 194,022,100 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 194,022,100 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 194,022,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 5 of 58 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 110,189,220 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 110,189,220 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,189,220 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 6 of 58 Pages

1	NAME OF REPORTING PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 32,825,140 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 32,825,140 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,825,140 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 7 of 58 Pages

1	NAME OF REPORTING PERSON Nebraska Furniture Mart, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,209,720 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,209,720 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,209,720 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 949746 10 1	13G	Page 8 of 58 Pages

1	NAME OF REPORTING PERSON The Fechheimer Brothers Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,700,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,700,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,700,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 949746 10 1	13G	Page 9 of 58 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 40,846,820 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 40,846,820 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,846,820 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 10 of 58 Pages

1	NAME OF REPORTING PERSON Blue Chip Stamps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 949746 10 1	13G	Page 11 of 58 Pages

1	NAME OF REPORTING PERSON Wesco Holdings Midwest, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 12 of 58 Pages

1	NAME OF REPORTING PERSON Wesco Financial Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,643,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,643,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,643,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 13 of 58 Pages

1	NAME OF REPORTING PERSON Wesco-Financial Insurance Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,843,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,843,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,843,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 14 of 58 Pages

1	NAME OF REPORTING PERSON Precision Steel Warehouse, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 949746 10 1	13G	Page 15 of 58 Pages

1	NAME OF REPORTING PERSON National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,788,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,788,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,788,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 16 of 58 Pages

1	NAME OF REPORTING PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 820,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 820,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 820,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 17 of 58 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 460,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 460,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 460,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 18 of 58 Pages

1	NAME OF REPORTING PERSON Redwood Fire and Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 241,940 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 241,940 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,940 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 19 of 58 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 20,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 20,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 20 of 58 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 20,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 20,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 21 of 58 Pages

1	NAME OF REPORTING PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 22,147,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 22,147,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,147,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 22 of 58 Pages

1	NAME OF REPORTING PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 22,147,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 22,147,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,147,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 23 of 58 Pages

1	NAME OF REPORTING PERSON U.S. Investment Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 24 of 58 Pages

1	NAME OF REPORTING PERSON Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,722,600 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,722,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,722,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 25 of 58 Pages

1	NAME OF REPORTING PERSON U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of North Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 200,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 200,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 26 of 58 Pages

1	NAME OF REPORTING PERSON The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 27 of 58 Pages

1	NAME OF REPORTING PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 77,400 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 77,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 28 of 58 Pages

1	NAME OF REPORTING PERSON Medical Protective Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 29 of 58 Pages

1	NAME OF REPORTING PERSON The Kansas Bankers Surety Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 30 of 58 Pages

1	NAME OF REPORTING PERSON Central States of Omaha Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 949746 10 1	13G	Page 31 of 58 Pages

1	NAME OF REPORTING PERSON Central States Indemnity Co. of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 949746 10 1	13G	Page 32 of 58 Pages

1	NAME OF REPORTING PERSON Acme Brick Company Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 378,950 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 378,950 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 378,950 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 33 of 58 Pages

1	NAME OF REPORTING PERSON Benjamin Moore Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 598,940 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 598,940 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 598,940 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 34 of 58 Pages

1	NAME OF REPORTING PERSON The Buffalo News Office Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 164,600 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 164,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 35 of 58 Pages

1	NAME OF REPORTING PERSON The Buffalo News Editorial Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 260,100 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 260,100 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 36 of 58 Pages

1	NAME OF REPORTING PERSON The Buffalo News Mechanical Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 61,910 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 61,910 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,910 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 37 of 58 Pages

1	NAME OF REPORTING PERSON The Buffalo News Drivers/Distributors Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 17,600 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 17,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 38 of 58 Pages

1	NAME OF REPORTING PERSON Dexter Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 179,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 179,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 39 of 58 Pages

1	NAME OF REPORTING PERSON FlightSafety International Inc. Retirement Income Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 385,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 385,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 385,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 40 of 58 Pages

1	NAME OF REPORTING PERSON Fruit of the Loom Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 706,200 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 706,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 706,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 41 of 58 Pages

1	NAME OF REPORTING PERSON GEICO Corporation Pension Plan Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,327,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,327,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,327,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 42 of 58 Pages

1	NAME OF REPORTING PERSON Johns Manville Corporation Master Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Colorado

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,297,900 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,297,900 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,297,900 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 43 of 58 Pages

1	NAME OF REPORTING PERSON Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 190,400 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 190,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 949746 10 1	13G	Page 44 of 58 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Company Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 432,400 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 432,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

Page 45 of 58 Pages

SCHEDULE 13G

Item 1.
(a)	Name of Issuer

Wells Fargo & Company

(b)	Address of Issuer’s Principal Executive Offices

420 Montgomery Street, San Francisco, CA 94104

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office:

Item 2(c).	Citizenship:

Warren E. Buffett 1440 Kiewit Plaza Omaha, Nebraska 68131 United States Citizen	Wesco Financial Corporation 301 East Colorado Boulevard Pasadena, California 91101 Delaware corporation

Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Wesco-Financial Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

OBH, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Precision Steel Warehouse, Inc. 3560 N. Wolf Road Franklin Park, IN 60131 Illinois Corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 3024 Harney Street Omaha, NE 68131 Connecticut Corporation

National Fire & Marine Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Cypress Insurance Company 9290 West Dodge Road Omaha, NE 68114 California Corporation

Nebraska Furniture Mart, Inc. 700 South 72nd Street Omaha, Nebraska 68114 Nebraska corporation	National Indemnity Company of the South 3024 Harney Street Omaha, NE 68131 Florida Corporation

The Fechheimer Brothers Company 4545 Malsbary Road Cincinnati, Ohio 45252 Delaware corporation	Redwood Fire & Casualty Insurance Company 9290 West Dodge Road Omaha, NE 68114 Nebraska Corporation

Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware Corporation

Blue Chip Stamps 301 East Colorado Boulevard Pasadena, California 91101 California corporation	Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland Corporation

Page 46 of 58 Pages

Wesco Holdings Midwest, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Nebraska corporation	General Re Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

U.S. Investment Corporation 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	General Reinsurance Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

Mount Vernon Fire Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	U.S. Underwriters Insurance Company 190 South Warner Road Wayne, PA 19087 North Dakota Corporation

United States Liability Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	Medical Protective Corporation 5814 Reed Road Ft. Wayne, IN 48635 Indiana corporation

The Medical Protective Company 5814 Reed Road Ft. Wayne, IN 48635 Indiana corporation	The Kansas Bankers Surety Company 1220 S.W. Executive Drive Topeka, KS 66615 Kansas corporation

Central States of Omaha Companies, Inc. 1212 North 96th Street Omaha, NE 68114 Nebraska corporation	Central States Indemnity Co. of Omaha 1222 North 96th Street Omaha, NE 68114 Nebraska corporation

Acme Brick Company Pension Trust c./o Acme Building Brands 2821 West 7th Street Fort Worth, TX 76107 Texas	Benjamin Moore Pension Trust c/o Benjamin Moore & Co. 51 Chestnut Ridge Road Montvale, New Jersey 07645 New Jersey

The Buffalo News Office Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	The Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

The Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

Dexter Pension Plan c/o H.H. Brown Shoe Co. 124 West Putnam Avenue Greenwich, CT 06830 Connecticut	FlightSafety International Inc. Retirement Income Plan c/o FlightSafety International Inc. LaGuardia Airport Flushing, NY 11371 New York

Fruit of the Loom Pension Trust c/o Fruit of the Loom 1 Fruit of the Loom Drive Bowling Green, KY 42102 Kentucky	GEICO Corporation Pension Plan Trust c/o GEICO Corporation 1 Geico Plaza Washington, DC 20076 Maryland

Johns Manville Corporation Master Pension Trust c/o Johns Manville Corporation 717 17th Street Denver, CO 80202 Colorado	Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust c/o Justin Brands, Inc. 610 West Daggett Fort Worth, TX 76104 Texas

Scott Fetzer Company Collective Investment Trust c/o Scott Fetzer Companies 28800 Clemens Road Westlake, OH 44145 Ohio

Page 47 of 58 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

949746101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., GEICO Corporation, General Re Corporation, U.S. Investment Corporation, Medical Protective Corporation and Central States of Omaha Companies, Inc. are each a Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, Wesco-Financial Insurance Company, National Liability & Fire Insurance Company, Cypress Insurance Company, National Indemnity Company of the South, Redwood Fire and Casualty Insurance Company, Government Employees Insurance Company, General Reinsurance Corporation, Mount Vernon Insurance Company, U.S. Underwriters Insurance Company, United States Liability Insurance Company, The Medical Protective Company, Central States Indemnity Co. of Omaha and The Kansas Bankers Surety Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Benjamin Moore Pension Trust, The Buffalo News Office Pension Plan, The Buffalo News Editorial Pension Plan, The Buffalo News Mechanical Pension Plan, The Buffalo News Drivers/Distributors Pension Plan, FlightSafety International Inc. Retirement Income Plan, Fruit of the Loom Pension Trust, GEICO Corporation Pension Plan Trust, Johns Manville Corporation Master Pension Trust, Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust, Acme Brick Company Pension Trust, Scott Fetzer Company Collective Investment Trust and Dexter Pension Plan are each an Employee Benefit Plan in accordance with Rule 13d-1(b)(1)(ii)(F).

The Reporting Persons together are a group in accordance with Rule 13d-1(b)(i)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Page 48 of 58 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 49 of 58 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2008

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC., and
OBH, INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board of each of the above-named corporations

NATIONAL INDEMNITY COMPANY, NATIONAL FIRE AND MARINE INSURANCE COMPANY, COLUMBIA INSURANCE COMPANY, NEBRASKA FURNITURE MART, INC., THE FECHHEIMER BROTHERS COMPANY, BLUE CHIP STAMPS, WESCO HOLDINGS MIDWEST, INC., WESCO FINANCIAL CORPORATION, WESCO FINANCIAL INSURANCE COMPANY, PRECISION STEEL WAREHOUSE, INC., NATIONAL LIABILITY & FIRE INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF THE SOUTH, REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, GENERAL RE CORPORATION, GENERAL REINSURANCE CORPORATION, U.S. INVESTMENT CORPORATION, MOUNT VERNON FIRE INSURANCE COMPANY, U.S. UNDERWRITERS INSURANCE COMPANY, UNITED STATES LIABILITY INSURANCE COMPANY, MEDICAL PROTECTIVE CORPORATION, THE MEDICAL PROTECTIVE COMPANY, THE KANSAS BANKERS SURETY COMPANY, CENTRAL STATES OF OMAHA COMPANIES, INC., CENTRAL STATES INDEMNITY CO. OF OMAHA, ACME BRICK COMPANY PENSION TRUST, BENJAMIN MOORE PENSION TRUST, THE BUFFALO NEWS OFFICE PENSION PLAN, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS MECHANICAL PENSION PLAN, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, DEXTER PENSION PLAN, FLIGHTSAFETY INTERNATIONAL INC. RETIREMENT INCOME PLAN, FRUIT OF THE LOOM PENSION TRUST, GEICO CORPORATION PENSION PLAN TRUST, JOHNS MANVILLE CORPORATION MASTER PENSION TRUST, JUSTIN BRANDS, INC., UNION PENSION PLAN & JUSTIN BRANDS, INC. PENSION & TRUST AND SCOTT FETZER COMPANY COLLECTIVE INVESTMENT TRUST

By:	/s/ Warren E. Buffett
Warren E. Buffett
Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, Inc.

Blue Chip Stamps

Wesco Financial Corporation

Wesco Holdings Midwest, Inc.

GEICO Corporation

General Re Corporation

U.S. Investment Corporation

Medical Protective Corporation

Central States of Omaha Companies, Inc.

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Wesco-Financial Insurance Company

National Liability & Fire Insurance Company

Cypress Insurance Company

National Indemnity Company of the South

Redwood Fire and Casualty Company

Government Employees Insurance Company

General Reinsurance Corporation

Mount Vernon Fire Insurance Company

U.S. Underwriters Insurance Company

United States Liability Insurance Company

The Medical Protective Company

The Kansas Bankers Surety Company

Central States Indemnity Co. of Omaha

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH 13d-1-(b)(1)(ii)(F)

Benjamin Moore Pension Trust

The Buffalo News Office Pension Plan

The Buffalo News Editorial Pension Plan

The Buffalo News Mechanical Pension Plan

The Buffalo News Drivers/Distributors Pension Plan

Dexter Pension Plan

FlightSafety International Inc. Retirement Income Plan

Fruit of the Loom Pension Trust

GEICO Corporation Pension Plan Trust

Johns Manville Corporation Master Pension Trust

Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust

Acme Brick Company Pension Trust

Scott Fetzer Company Collective Investment Trust

Dexter Pension Plan

Note: No Common Stock of Wells Fargo & Company is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of Wells Fargo & Company is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 3,709,720 shares or approximately 0.1% of Common Stock of Wells Fargo & Company are held directly by Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company, and Precision Steel Warehouse, Inc., none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (F).

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of Wells Fargo & Company may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2008	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2008	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

OBH, Inc.

Dated: February 14, 2008	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

National Indemnity Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

National Fire & Marine Insurance Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Nebraska Furniture Mart, Inc.

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

The Fechheimer Brothers Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

Columbia Insurance Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Blue Chip Stamps

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

Wesco Holdings Midwest, Inc.

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

Wesco Financial Corporation

Dated: February 14, 2008	/S/ Jeffrey L. Jacobson
By: Jeffrey L. Jacobson
Title: Vice President

Wesco-Financial Insurance Co.

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Precision Steel Warehouse, Inc.

Dated: February 14, 2008	/S/ Raymond Luchetti
By: Raymond Luchetti
Title: Treasurer

National Liability & Fire Insurance Company

Dated: February 14, 2008	/S/ Forrest N. Krutter
By: Forrest N. Krutter
Title: Secretary

Cypress Insurance Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

National Indemnity Company of the South

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Redwood Fire and Casualty Insurance Company

Dated: February 14, 2008	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

GEICO Corporation

Dated: February 14, 2008	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Government Employees Insurance Company

Dated: February 14, 2008	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

General Re Corporation

Dated: February 14, 2008	/S/ William Gasdaska
By: William Gasdaska
Title: Vice President

General Reinsurance Corporation

Dated: February 14, 2008	/S/ William Gasdaska
By: William Gasdaska
Title: Vice President

U.S. Investment Corporation

Dated: February 14, 2008	/S/ Louis S. Rivituso
By: Louis S. Rivituso
Title: Treasurer

Mount Vernon Fire Insurance Company

Dated: February 14, 2008	/S/ Louis S. Rivituso
By: Louis S. Rivituso
Title: Treasurer

U.S. Underwriters Insurance Company

Dated: February 14, 2008	/S/ Louis S. Rivituso
By: Louis S. Rivituso
Title: Treasurer

United States Liability Insurance Company

Dated: February 14, 2008	/S/ Louis S. Rivituso
By: Louis S. Rivituso
Title: Treasurer

The Medical Protective Company

Dated: February 14, 2008	/S/ Joseph Svitek
By: Joseph Svitek
Title: Senior Vice President

Medical Protective Corporation

Dated: February 14, 2008	/S/ Joseph Svitek
By: Joseph Svitek
Title: Senior Vice President

The Kansas Bankers Surety Company

Dated: February 14, 2008	/S/ Charles M. Towle
By: Charles M. Towle
Title: Senior Vice President

Central States of Omaha Companies, Inc.

Dated: February 14, 2008	/S/ Gene H. Schellpeper
By: Gene H. Schellpeper
Title: Vice President

Central States Indemnity Co. of Omaha

Dated: February 14, 2008	/S/ Gene H. Schellpeper
By: Gene H. Schellpeper
Title: Vice President

Benjamin Moore Pension Trust

Dated: February 14, 2008	/S/ Denis Abrams
By: Denis Abrams
Title: President and Chief Executive Officer, Benjamin Moore

The Buffalo News Office Pension Plan

Dated: February 14, 2008	/S/ Stanford Lipsey
By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Editorial Pension Plan

Dated: February 14, 2008	/S/ Stanford Lipsey
By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Mechanical Pension Plan

Dated: February 14, 2008	/S/ Stanford Lipsey
By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

The Buffalo News Drivers/Distributors Pension Plan

Dated: February 14, 2008	/S/ Stanford Lipsey
By: Stanford Lipsey
Title: President and Chief Executive Officer, The Buffalo News

Dexter Pension Plan

Dated: February 14, 2008	/S/ James Issler
By: James Issler
Title: President, H.H. Brown Shoe Co.

FlightSafety International Inc. Retirement Income Plan

Dated: February 14, 2008	/S/ Bruce Whitman
By: Bruce Whitman
Title: President and Chief Executive Officer,
FlightSafety International, Inc.

Fruit of the Loom Pension Trust

Dated: February 14, 2008	/S/ John Holland
By: John Holland
Title: President and Chief Executive Officer, Fruit of the Loom

GEICO Corporation Pension Plan Trust

Dated: February 14, 2008	/S/ Lou Simpson
By: Lou Simpson
Title: President and Chief Executive Officer, GEICO Corporation

Johns Manville Corporation Master Pension Plan

Dated: February 14, 2008	/S/ Todd Raba
By: Todd Raba
Title: President and Chief Executive Officer
Johns Manville Corporation

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc.
Pension Plan & Trust

Dated: February 14, 2008	/S/ Randy Watson
By: Randy Watson
Title: President and Chief Executive Officer, Justin Brands, Inc.

Acme Brick Company Pension Trust

Dated: February 14, 2008	/S/ Dennis Knautz
By: Dennis Knautz
Title: President and Chief Executive Officer,
Acme Building Brands

Scott Fetzer Company Collective Investment Trust

Dated: February 14, 2008	/S/ Ken Semelsberger
By: Ken Semelsberger
Title: President and Chief Executive Officer, Scott Fetzer Companies